Exhibit 16.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Exhibit 16.1

June 6, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: ARIZONA GOLD AND ONYX MINING COMPANY

Dear Sirs/Madams:

The undersigned Michael Gillespie & Associates, PLLC previously acted as independent accountants to audit the financial statements of ARIZONA GOLD AND ONYX MINING COMPANY. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 9 included in the Form 10-K/A dated June 4, 2019 of ARIZONA GOLD AND ONYX MINING COMPANY to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC